UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2019

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38322	81-0438093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 West 35th Street, Suite 806 New York, NY	10001
(Address of principal executive offices)	(Zip Code)

877-878-8136

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	FTNW	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01	Regulation FD Disclosure.

On June 14, 2019, FTE Networks, Inc. (the “Company”) issued a press release announcing that the NYSE American LLC (the “Exchange”) granted the Company’s request to rely on the financial distress exception to the shareholder approval requirements otherwise applicable to the issuance of preferred stock to the holders of its Series A convertible notes and Series B promissory notes (the “Benchmark Sellers”) and additional equity to the Company’s lenders under its credit agreement in connection with the contemplated debt restructuring, by and among the Company, the Benchmark Sellers and several lenders (the “Debt Restructuring”), pursuant to which the Benchmark Sellers and the Company’s senior lenders have agreed, among other things, to extend the maturity of the Company’s senior debt.

As previously announced by the Company on April 30, 2019, the Company and its subsidiaries, Lateral Juscom Feeder LLC (“Lateral”) and several lenders party thereto (together with Lateral, the “Lenders”) under the Company’s credit agreement, and the Benchmark Sellers entered into a term sheet outlining the proposed terms of the Debt Restructuring. The parties to the term sheet agreed that the Company would issue to the Benchmark Sellers 1,951 shares of the Company’s Series A Preferred Stock and 296 shares of the Company’s Series A-1 Preferred Stock (collectively, the “Series A Preferred”), which the Benchmark Sellers will exchange for a new series of preferred stock that will have its own, perpetual voting rights equivalent to 51% of the total number of votes that may be cast by all outstanding shares of capital stock of the Company (the “Series H Preferred,” and together with the Series A Preferred, the “Preferred Stock”). The parties also agreed that the Company would issue 1,500,000 shares of the Company’s common stock (the “Common Stock”) to Lateral, along with warrants exercisable into 3,173,731 shares of common stock (the “Warrants,” and together with the Common Stock and the Preferred Stock, the “Securities”) to the Lenders. The shareholder approval rules of the Exchange would generally require stockholder approval prior to the issuance of the Securities to the Benchmark Sellers and the Lenders.

As previously announced by the Company, the Company has been unable to file with the Securities and Exchange Commission its annual report on Form 10-K for the year ended December 31, 2018 or its quarterly report on Form 10-Q for the quarter ended March 31, 2019, and the Company is unable to estimate at this time when such reports will be filed. As a result, the Company is unable to file a proxy statement on Schedule 14A to solicit a shareholder vote at this time.

The Company has applied to the Exchange for a financial distress exception to the shareholder approval rules because it determined that the inability of the Company to timely seek and obtain shareholder approval for the issuance of the Securities, due to the Company’s inability to file a proxy statement, would seriously jeopardize the financial viability of the Company. Given the Company’s financial condition, and the rights of the Benchmark Sellers and the Lenders to declare defaults under their notes and the credit agreement, the Company believes that proceeding with the Debt Restructuring without delay is the only viable option presently available to the Company to maintain its current business and operations. The Audit Committee of the Company’s Board of Directors, which is comprised solely of independent, disinterested directors, approved the Company’s reliance on this exception. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by referenced into this Item 7.01.

In accordance with Exchange requirements, the Company will mail a letter to stockholders notifying them of the Debt Restructuring and its intention to issue the Securities without obtaining approval from its stockholders not later than ten days prior to the anticipated closing of the Debt Restructuring. A copy of the stockholder letter is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by referenced into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 14, 2019
99.2	Letter to Stockholders dated June 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTE NETWORKS, INC.

By:	/s/ Anthony Sirotka
Anthony Sirotka
Co-Interim Chief Executive Officer

Date: June 14, 2019